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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 15, 2000


                       INFORMATION ARCHITECTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                                 NORTH CAROLINA
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


                    0-22325                     87-0399301
           (COMMISSION FILE NUMBER) (IRS EMPLOYER IDENTIFICATION NO.)

                4064 COLONY ROAD, CHARLOTTE, NORTH CAROLINA 28211
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                  704-365-2324
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE




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Item 5.  Other Events.

ADDITIONAL SERIES A PREFERRED STOCK ISSUANCE

         On June 7, 2000 Information Architects Corporation issued 165,714 shares of Series A Preferred Stock in a private placement to various investors (collectively "Investors") at a price of $70 per share. Pursuant to a provision in the Certificate Of The Designations of our Series A Preferred Stock, if the five day average of the closing price of our common stock is below $7.00 per share with a floor of $5.00 per share on December 7, 2000, we are required to issue additional shares of Series A Preferred Stock to those Investors who had not already converted their shares of Series A Preferred Stock. Accordingly, since the five day average of the closing price of our common stock was below $7.00 per share on December 7, 2000, we will issue 58,389 additional shares of Series A Preferred Stock, convertible into 583,890 shares of common stock, to certain of the Investors.

         In addition to the issuance of the Series A Preferred Stock, we issued warrants (the "Investor Warrants") to the same Investors to purchase 828,570 shares of Common Stock as part of the June 7, 2000 private placement. These warrants were initially issued at an exercise price of $7.00 per share of Common Stock. Pursuant to a provision in the Investor Warrants, the exercise price will be adjusted to $3.194 per share of Common Stock, since the five day average of the closing stock was below $7.00 per share on December 7, 2000.

         The foregoing description is only a summary and is qualified in its entirety by reference to (a) the (i) Subscription Agreement, between us and the Investors and (ii) Warrant to purchase shares of Common Stock, issued by us to the Investors, both dated as of June 7, 2000, between us and the Investors, and
(b) Amendment to Articles of Incorporation containing the "Certificate Of The Designations, Number, Voting Powers, Preferences And Rights Of Series A Preferred Stock Of Information Architects Corporation", all as set forth as Exhibits 10.21, 10.22 and 3.3, respectively to the Form 8-K filed by us on June 9, 2000 and (c) the "Articles of Correction" filed with the Secretary of State for North Carolina to the "Certificate of the Designations, Number, Voting Powers, Preferences And Rights of Series A Preferred Stock of Information Architects" set forth as Exhibit 3.4 to our Form 10-Q for the quarter ended September 30, 2000.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             Information Architects Corporation
                             (Registrant)

                             By: /s/ ROBERT F. GRUDER
                                 ---------------------------------
                             Robert F. Gruder
                             Chief Executive Officer

Dated:  December 15, 2000




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